File No. 70-09477

              As filed with the Securities and Exchange Commission
                              on February 22, 2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        FORM U-1 APPLICATION-DECLARATION
                         -------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 6
                                       TO
                             APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                       -----------------------------------

     Dominion Resources, Inc.                 Consolidated Natural Gas
     120 Tredegar Street                        Company
     Richmond, VA 23219                       CNG Tower, 625 Liberty Avenue
                                              Pittsburgh, PA 15222

                   (Name of company filing this statement and
                     address of principal executive offices)
                       -----------------------------------

     Dominion Resources, Inc.                 Consolidated Natural Gas
                                                Company

                     (Name of top registered holding company
                     parent of each applicant or declarant)
                       -----------------------------------

     James F. Stutts                          James F. Stutts
     Vice President and                       Vice President and
       General Counsel                          General Counsel
     Dominion Resources, Inc.                 Consolidated Natural Gas
     120 Tredegar Street                        Company
     Richmond, VA 23219                       CNG Tower, 625 Liberty Avenue
                                              Pittsburgh, PA 15222

                     (Name and address of agent for service)
                       -----------------------------------

                 The Commission is also requested to send copies
            of any communications in connection with this matter to:

                            Douglas W. Hawes, Esq.
                            Tia S. Barancik, Esq.
                            LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                            125 West 155th Street
                            New York, NY 10019

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                             APPLICATION-DECLARATION
                                      UNDER
                         SECTIONS 9(a)(2), 10, 11 AND 13
                                       OF
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                 FOR APPROVAL OF
                   ACQUISITION OF REGISTERED HOLDING COMPANY,
                      RETENTION OF NON-UTILITY BUSINESSES,
                          FORMATION OF SERVICE COMPANY
                                       AND
                                 RELATED MATTERS

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                                Table of Contents

                                                                            Page
                                                                            ----

Item 6.   Exhibits and Financial Statements...................................1
          A.   Exhibits.......................................................1
          B.   Financial Statements...........................................4

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Item 6.   Exhibits and Financial Statements.

          A.  Exhibits

              A-1 Articles of Incorporation of DRI as in effect on April 16, 1999. (Filed as Exhibit 3(i) to DRI's Form 10-Q for the quarter ended March 31, 1999, File No. 1-8489 and incorporated by reference herein)

              A-2   By-Laws  of DRI as in effect on April  16,  1999.  (Filed as
                    Exhibit 3(ii) to DRI's Form 10-Q for the quarter ended March 31, 1999 and incorporated by reference herein)

              A-3 Restated Certificate of Incorporation of CNG. (Filed as Exhibit A-1 to Form U-1, File No. 70-7811 and incorporated by reference herein)

              A-3.1 Amendment,  dated May 31, 1996,  to Exhibit  A-1.  (Filed as
                    Exhibit 4(B) to the Registration Statement on Form S-3, File No. 333-10869 and incorporated by reference herein)

              A-4 By-laws of CNG, last amended May 19, 1996. (Filed as Exhibit 3B to Form 2158 for the year ended December 31, 1998, File No. 1-3196 and incorporated by reference herein)

              A-5 Articles of Incorporation of DRI New Sub I, Inc. (Previously filed)

              A-6   Bylaws of DRI New Sub I, Inc. (Previously filed)

              A-7 Certificate of Incorporation of DRI New Sub II, Inc. (Previously filed)

              A-8   Bylaws of DRI New Sub II, Inc. (Previously filed)

              B-1 Amended and Restated Agreement and Plan of Merger, dated as of May 11, 1999 by and between DRI and CNG. (Included in Exhibit C-1 hereto)

              C-1 Registration Statement on Form S-4 of DRI for the shareholders meeting to be held in connection with the Merger. (Filed with the Commission on May 20, 1999, File No. 333-75669 and incorporated by reference herein)

              C-2 Joint Proxy Statement/Prospectus of DRI and CNG for the special meeting of shareholders to be held in connection with the Merger. (Included in Exhibit C-1)

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              C-3   Application-Declaration  on Form  U-1  filed  by DRI and CNG seeking certain financing authority. (File No. 70-09517 and incorporated by reference herein)

              D     Consent Agreement with FTC. (Previously filed)

              D-1.1 Application to the FERC under the FPA. (Previously filed)

              D-1.2 Order of the FERC. (Previously filed)

              D-1.2.1 Compliance Filing with the FERC. (Previously filed)

              D-2.1 Submission to the Virginia Commission. (Previously filed)

              D-2.2 Order of the Virginia Commission. (Previously filed)

              D-2.2A Amending  Order of  the  Virginia  Commission.  (Previously
                     filed)

              D-3.1 Submission  to the North  Carolina  Commission.  (Previously
                    filed)

              D-3.1A Stipulation  Agreement  filed  with  the  North  Carolina
                     Commission. (Previously filed)

              D-3.2 Order of the North Carolina Commission. (Previously filed)

              D-4.1 Submission  to the  West  Virginia  Commission.  (Previously
                    filed)

              D-4.2 Order of the West Virginia Commission. (Previously filed)

              D-5.1 Submission  to  the  Pennsylvania  Commission.   (Previously
                    filed)

              D-5.2 Order of the Pennsylvania Commission. (Previously filed)

              D-6   Letter of the Ohio Commission. (Previously filed)

              E-1   Map of service territory of DRI. (Previously filed)

              E-2   Map of service territory of CNG. (Previously filed)

              E-3 Statistical Analysis of companies in the DRI-CNG region. (Previously filed)

              E-4   DRI Corporate Organization Chart. (Previously filed)

              E-5   CNG Corporate Organization Chart. (Previously filed)

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

              E-6   Description of Non-Utility Subsidiaries. (Previously filed)

              F-1   Opinion of Counsel. (Previously filed)

              F-2   Past tense opinion of counsel.

              G-1   Opinion of Lehman Brothers, Inc. (Included in Exhibit C-1)

              G-2   Opinion   of   Merrill   Lynch,   Pierce,   Fenner  &  Smith
                    Incorporated. (Included in Exhibit C-1)

              H-1 Annual Report of DRI on Form 10-K for the year ended December 31, 1998. (Filed with the Commission on March 1, 1999, File No. 1-8489 and incorporated by reference herein)

              H-2 Annual Report of CNG on Form 10-K for the year ended December 31, 1998. (Filed with the Commission on March 15, 1999, File No. 1-3196 and incorporated by reference herein)

              H-3 Quarterly Report on Form 10-Q of DRI for the quarter ended March 31, 1999. (Filed with the Commission on May 17, 1999, File No. 1-8489 and incorporated by reference herein)

              H-4 Quarterly Report on Form 10-Q of CNG for the quarter ended March 31, 1999. (Filed with the Commission on May 14, 1999, File No. 1-3196 and incorporated by reference herein)

              H-5 Quarterly Report on Form 10-Q of DRI for the quarter ended June 30, 1999. (Filed with the Commission on August 12, 1999, File No. 1-8489 and incorporated by reference herein)

              H-6 Quarterly Report on Form 10-Q of CNG for the quarter ended June 30, 1999. (Filed with the Commission on August 3, 1999 File No. 1-3196 and incorporated by reference herein)

              H-7 Form U-3A-2 of DRI for the year ended December 31, 1998. (Filed with the Commission on February 26, 1999, File No. 69-278 and incorporated by reference herein)

              I-1   Proposed Form of Notice. (Previously filed)

              J-1   Lost Economies Study. (Previously filed)

              K-1.1 Form of Service Agreement. (Previously filed)

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              K-1.2 Form of Virginia Power Support Agreement (Previously filed)

              K-1.3 Form of Ancillary Service Agreement. (Previously filed)

              K-2.1 Cost  Allocation and Services  Agreement  dated July 1, 1986 between DRI and Virginia Power. (Previously filed)

              K-2.2 Intercompany  Transportation  Agreement  dated  October  23,
                    1993 between DRI and Virginia Power. (Previously filed)

              K-2.3 Summary  of  Insurance  Services  Arrangements  provided  by
                    Virginia Power. (Previously filed)

              K-2.4 Summary of Employee Benefit Services  Arrangements  provided by Virginia Power. (Previously filed)

          B.  Financial Statements

              FS-1 DRI Unaudited Pro Forma Condensed Consolidated Balance Sheet. (Included in Exhibit C-1)

              FS-2 DRI Unaudited Pro Forma Condensed Consolidated Statement of Income. (Included in Exhibit C-1)

              FS-3 Notes to DRI Unaudited Pro Forma Condensed Consolidated Financial Statements. (Included in Exhibit C-1)

              FS-4 DRI Consolidated Balance Sheet as of December 31, 1998. (Included in Exhibit H-1)

              FS-5 DRI Consolidated Statement of Income for the twelve months ended December 31, 1998. (Included in Exhibit H-1)

              FS-6 CNG Consolidated Balance Sheet as of December 31, 1998. (Included in Exhibit H-2)

              FS-7 CNG Consolidated Statement of Income for the twelve months ended December 31, 1998. (Included in Exhibit H-2)

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                                    SIGNATURE

     Pursuant to the Public Utility Holding Company Act of 1935, each of the undersigned companies has caused this Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINION RESOURCES, INC.                    CONSOLIDATED NATURAL GAS COMPANY


By: /s/ James F. Stutts                     By: /s/ James F. Stutts
    -------------------------------             --------------------------------
  Name:  James F. Stutts                      Name:  James F. Stutts
  Title: Vice President and                   Title: Vice President and
         General Counsel                             General Counsel

Date:  February 22, 2000                    Date:  February 22, 2000

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